Exhibit 1: News Release dated January 22, 2004


     QUIET TIGER ENTERS INTO MARKETING AGREEMENT WITH SUNNCOMM TECHNOLOGIES

     Quiet Tiger To Market SunnComm's MediaMax(tm) (M4) Music Management System
                      to Record and Entertainment Industry

       SunnComm's Bill Whitmore Appointed President and CEO at Quiet Tiger


PHOENIX, Ariz., January 22, 2004 - Quiet Tiger, Inc. (OTCBB:QTIG), an international marketer of digital content security products for the music and entertainment industry, today announced that it has entered into an exclusive marketing agreement with SunnComm Technologies, Inc. (OTC: STEH), a leader in digital content security and enhancement for optical media.

     Under the terms of the agreement, Quiet Tiger will be the sales and marketing arm for SunnComm's MediaMax M4 suite of products that provide copy management protection for CDs while simultaneously enhancing and expanding the consumer experience. Quiet Tiger will begin marketing MediaMax M4 on February 16, 2004.

     As part of the agreement, SunnComm's William H. Whitmore Jr. has been appointed to the Quiet Tiger Board of Directors and was named president and CEO of Quiet Tiger effective immediately. He has resigned his positions as president and a member of SunnComm's board of directors and its subsidiaries. Former Quiet Tiger President and CEO Pat Carrigan will remain on the Board of Directors. In addition, Quiet Tiger has accepted the resignation of William Grafham from its board of directors. Mr. Grafham served on the board for many years and will remain as an advisor to the president and board of directors.

     "The Quiet Tiger team will market the SunnComm MediaMax technology platform and look for unique and profitable ways to propagate solutions," said William H. Whitmore Jr. "We will move quickly and assertively to take advantage of each and every market segment presenting a significant revenue opportunity as we strengthen our position and product line with regard to digital content security and delivery," added Mr. Whitmore.

     In his new role as president and CEO, Mr. Whitmore will be responsible for all aspects of the international sales and marketing efforts for all technology platforms represented by Quiet Tiger, Inc. While at SunnComm, Mr. Whitmore headed the sales and marketing efforts that led to the deployment of the first copy-protected CD in the United States in 2001. He also coordinated worldwide licensing agreements with BMG, Sonopress and Immediatek for SunnComm's copy management technology and was instrumental to the development of a technology partnership with Microsoft.

     "Our agreement with Quiet Tiger representing the SunnComm technology platform provides us with the flexibility to continue to develop our solutions and to benefit from the consolidation of our team's focus on developing technology," said Peter Jacobs, chief executive officer at SunnComm Technologies. "Quiet Tiger will pursue client relationships around the world that will enable the content protection of both the manufactured CD products as well as electronic media distributed via the Internet.

     Already being deployed by some of the world's largest and leading independent recording companies, SunnComm's MediaMax M4 technology offers consumers a legal and licensed structure to transfer music from their audio compact discs to their computers in a user-friendly and managed environment.

MediaMax enhanced CDs will play on all standard consumer electronic playback devices including CD players, DVD players, car stereos, boom-boxes, computers, Walkmans (TM) and game consoles.

The intention of the Quiet Tiger team is to augment the MediaMax functionality with many additional security competencies brought together through mergers and acquisitions under the Quiet Tiger corporate structure. Quiet Tiger holds the exclusive marketing rights for SunnComm Technology and will become the principal in several other technology platforms as the company builds the products it will represent internationally. At the same time, company officials also announced plans to move forward with the implementation of "SecureBurn(tm)" disc burning architecture into projects under contract and in production at this time. When all the approvals and verifications are in place with the SecureBurn upgrade, the companies expect to realize a significant increase in the per unit royalty as this feature is used.

ABOUT MEDIAMAX

     MediaMax offers artists and labels the ability to include controlled burn count, artist-related promotions, song lyrics, an artist bio page, a photo gallery, Web links and PromoPlayTM) functionality. PromoPlay technology allows consumers to share music with friends by providing the recipient with a song that can be downloaded and listened to for a limited number of days, a limited number of plays or until a specific expiration date arrives. The bonus content and enhancements are accessible via a multimedia user interface which is added as a special session mastered on the disc and integrated as part of the MediaMax product.

ABOUT QUIET TIGER

Quiet Tiger, Inc., a fully reporting public company that currently trades on the OTC Bulletin Board under the symbol "QTIG", is an international sales and marketing group representing the implementation and delivery of digital content security products for the music and entertainment industry. Our team of sales and marketing professionals, with over 50 years of experience in the music, movie and entertainment industry, has established relationships around the world that will enable the penetration of our product lines into each targeted market segment.

ABOUT SUNNCOMM

SunnComm Technologies Inc. became the first company to commercially release a content-protected audio CD utilizing an early version of the Windows Media Data Session Toolkit. SunnComm's copy-management technology was commercially released by Music City records in 2001 which became America's first copy-protected audio CD. It has become a leader in digital content enhancement and security technology for optical media with its MediaMax CD-3 suite of products.

SunnComm's MediaMax CD3 Suite of Digital Content Enhancement technologies are built using Microsoft (NASDAQ:MSFT) Windows Media 9 Series but operate on both Apple (NASDAQ:AAPL) and Windows-based systems. For more detailed information about the company, its vision or philosophy, personnel, partners, and customers, please visit the company's Web site at http://www.sunncomm.com , or call the company directly at (602) 267-7500, and ask for shareholder relations.

MediaMax Digital Content Cloaking Technology, DC2, PromoPlay and SunnComm are registered and/or trademarks of SunnComm Technologies Inc. in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

   For additional information or investor relations please contact:

   Company contact:           Investor contact:          Media contact:
   Bill Whitmore              Aimee Boutcher             George Medici
   602-267-3800               973 239-2878               646 295-8218
   bill@quiettiger.com        aboutcher@aol.com          gmedici@att.net


NOTES ABOUT FORWARD-LOOKING STATEMENTS

Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment.

We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risk, uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.